Exhibit 99.1

         GSI Lumonics Announces Second Quarter 2004 Financial Results

    BILLERICA, Mass., Aug. 3 /PRNewswire-FirstCall/-- GSI Lumonics Inc., (Nasdaq: GSLI and TSX: GSI), a major supplier of precision components, lasers and laser systems, today announced financial results for the second quarter ended July 2, 2004. (All data are expressed in U.S. GAAP and in U.S. dollars.)

     Second Quarter Results
    -- Sales were $84.5 million for the second quarter of 2004, compared to
       $44.7 million for the same period in 2003; an 89% increase
    -- Net income was $11.8 million in the quarter, or $0.28 per diluted share, compared to a loss of $3.6 million, or a loss $0.09 per diluted share, for the same period last year.
    -- Bookings were $93.7 million for the quarter, an increase of 120% over the same period in 2003 (59% of the increase is attributed to Westwind and MicroE acquisitions). Included in bookings for the quarter is $8.5 million of backlog acquired from MicroE.
    -- Backlog was $101.0 million at the end of the second quarter, compared to $42.4 million for the same period in 2003. ($36.9 million of the increase is attributable to Westwind and MicroE.)
    -- Gross margin for the quarter was 42.0% of sales, compared to 35.0% for the same period last year
    -- Cash flow from operations was $12.6 million for the second quarter, as compared to  $1.0 million for the same quarter in 2003.
    -- Cash, cash equivalents and marketable securities totaled $72.1 million as of July 2, 2004.

    Geographically, sales for the second quarter of 2004 were as follows: approximately 50% in the Americas, 36% in Asia-Pacific, including Japan, and 14% in Europe.
    Operating expenses for the second quarter of 2004 were $22.1 million compared to $20.1 million for the same period last year. This increase is mostly attributed to the Westwind and MicroE acquisitions. Also included in operating expenses is an estimated charge of $0.4 million for in-process research and development associated with the MicroE acquisition, based on a preliminary purchase price allocation.
    The expected annualized tax rate for the fiscal year 2004 is expected to be 10%. The tax rate for the second quarter of 10.7%, an increase from 9% in Q1, reflects an adjustment to year-to-year date tax expense to the expected annualized rate for fiscal year 2004. This rate is significantly below our statutory rate, (which is in the 35-40% range) and anticipates utilization of deferred tax assets at U.S. operations that were reserved for in prior years.
    "We are pleased to report our second quarter performance which continues the improvements resulting from our strategic acquisitions, restructuring and overall market recovery," stated Charles Winston, GSI Lumonics' President and Chief Executive Officer.

    Business Segment Reporting

    Laser Systems
    Revenues in the Laser Systems segment were $36.4 million in the second quarter of 2004, compared to $19.1 million in the same period last year, led by a continuing strong demand for wafer trim equipment and general market recovery. Gross margins at 43.4 % as compared to 32.9 % over the same period last year improved as a result of higher volumes, firmer pricing, cost reductions, product mix and benefit of selling inventory that had been written down in prior years. These factors combined to generate a $9.8 million operating income for this segment, as compared to $0.6 million in the same period last year.

    Lasers
    Revenues of $11.9 million were up $ 3.3 million over the same period last year. Year-over-year improvement reflects increased revenues from the Spectron acquisition, made in May 2003, and traditional laser products. Gross margins were 31.4% as compared to 31.9% for last year. The Lasers segment reported an operating income of $0.7 million versus $0.1 million for the same period last year.

    Components
    The Components segment had revenues of $41.9 million, an increase of $24.2 million over the same period last year. This increase was primarily from the Westwind and MicroE acquisitions. Gross margin was 39.7% compared to 39.5% in the same period last year. Operating income for this segment was $9.5 million versus $3.6 million in the same period last year.

    Financial Condition
    At July 2, 2004, cash, cash equivalents, and marketable investments totaled $72.1 million, compared to $113.6 million at April 2, 2004 and $106.7 million at December 31, 2003. In the second quarter of 2004, the Company used $54.7 million for the acquisition of MicroE. Amortization expense based on current valuation estimates for MicroE was $0.4 million for the second quarter of 2004 and will increase to $0.8 million in the third quarter of 2004, reflecting a full quarter of MicroE amortization. The amortization for MicroE , along with the in-process research and development charge is based on a preliminary allocation of the purchase price and is subject to change. The Company continues to operate debt-free. Inventory turns were 3.4 for the quarter compared to 3.5 last quarter. Days sales outstanding in receivables decreased from 78 last quarter to 64 at the end of the second quarter of 2004.

    -------------------------------------------------
    GSI Lumonics will host a conference call for investors on August 3, 2004 at 5:00 p.m. Eastern Time. To participate, call 800-901-5241 (within the US and Canada) and 617-786-2963 (for international callers) no earlier than 4:50 p.m. Eastern Time and no later than 4:55 p.m. Eastern Time and identify yourself to the operator with the participant code of 51932215. A replay of the call will be available one hour after the call ends to midnight, August 18, 2004 by dialing 888-286-8010 (within the US and Canada) or 617-801-6888
(for international callers).  The access code is 19983845.

    The conference call also will be broadcast live over the Internet in listen-only mode. For live webcasting, go to:
http://phx.corporate-ir.net/phoenix.zhtml?c=75037&p=IROL-
eventDetails&EventId=915294
at least 15 minutes prior to the call in order to register, download and install any necessary software. The call will be archived on the above web site until midnight, August 18, 2004.

    GSI Lumonics supplies precision motion control components, lasers and laser-based advanced manufacturing systems to the global medical, semiconductor, electronics, and industrial markets. GSI Lumonics' common shares are listed on NASDAQ (GSLI) and The Toronto Stock Exchange (GSI).
    Certain statements in this news release may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the United States Securities Act of 1933 and Section 21E of the United States Securities Exchange Act of 1934. These forward-looking statements may relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, tax issues and other matters. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "objective" and other similar expressions. Readers should not place undue reliance on the forward-looking statements contained in this news release. Such statements are based on management's beliefs and assumptions and on information currently available to management and are subject to risks, uncertainties and changes in condition, significance, value and effect. Other risks include the fact that the Company's sales have been and are expected to continue to be dependent upon customer capital equipment expenditures, which are, in turn, affected by business cycles in the markets served by those customers. Other factors include volatility in the semiconductor industry, the risk of order delays and cancellations, the risk of delays by customers in introducing their new products and market acceptance of products incorporating subsystems supplied by the Company, similar risks to the Company of delays in its new products, our ability to continue to reduce costs and capital expenditures, our ability to focus R&D investment and integrate acquisitions and other risks detailed in reports and documents filed by the Company with the United States Securities and Exchange Commission and with securities regulatory authorities in Canada. Such risks, uncertainties and changes in condition, significance, value and effect, many of which are beyond the Company's control, could cause the Company's actual results and other future events to differ materially from those anticipated. The Company does not, however, assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

                              GSI LUMONICS INC.
                   CONSOLIDATED BALANCE SHEETS (unaudited)
      (U.S. GAAP and in thousands of U.S. dollars, except share amounts)

                                                       July 2,    December 31,
                                                        2004           2003

                                      ASSETS
    Current
      Cash and cash equivalents                      $53,192        $64,035
      Short-term investments                          17,954         39,562
      Accounts receivable,
       less allowance of $4,185
       (December 31, 2003 - $4,465)                   59,720         53,040
      Income taxes receivable                              -          4,839
      Inventories                                     57,194         43,916
      Deferred tax assets                             12,620          5,507
      Other current assets                             8,817          8,048
        Total current assets                         209,497        218,947

    Property, plant and equipment,
     net of accumulated depreciation
     of $24,421 (December 31, 2003 - $22,305)         50,926         52,982
    Deferred tax assets                                8,013          8,521
    Other assets                                       2,487          2,297
    Long-term investments                              1,644          3,743
    Intangible assets,
     net of amortization of $24,652
    (December 31, 2003 - $21,924)                     53,839         23,985
    Goodwill                                          31,094              -
                                                    $357,500       $310,475

                       LIABILITIES AND STOCKHOLDERS' EQUITY
    Current
      Accounts payable                               $23,809        $18,218
      Income taxes payable                               829              -
      Accrued compensation and benefits               10,170          7,424
      Other accrued expenses                          20,137         18,451
        Total current liabilities                     54,945         44,093

      Deferred compensation                            2,127          2,162
      Deferred tax liability                          13,735          1,879
      Other liability                                     30              -
      Accrued minimum pension liability                1,595          1,553
       Total liabilities                              72,432         49,687
      Commitments and contingencies

    Stockholders' equity
    Common shares, no par value;
     Authorized shares: unlimited;
     Issued and outstanding:
     41,191,885 (December 31, 2003 - 40,927,499)     307,149        305,512
      Additional paid-in capital                       2,919          2,800
      Accumulated deficit                           (22,687)       (43,440)
      Accumulated other comprehensive loss           (2,313)        (4,084)
      Total stockholders' equity                     285,068        260,788
                                                    $357,500       $310,475


                              GSI LUMONICS INC.
              CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
    (U.S. GAAP and in thousands of U.S. dollars, except per share amounts)

                              Three months ended          Six months ended
                             July 2,     June 27,       July 2,      June 27,
                              2004         2003         2004         2003

    Sales                  $84,537      $44,682     $159,390      $85,801

    Cost of goods sold      49,019       29,043       94,132       55,422

    Gross profit            35,518       15,639       65,258       30,379

    Operating expenses:
      Research and
       development           6,002        3,523       10,761        6,832
      Selling, general
       and administrative   14,527       13,201       28,012       25,039
      Amortization of
       purchased intangibles 1,162        1,369        2,710        2,647
      Acquired in-process
       research and
       development             430            -          430            -
      Restructuring              -        1,559            -        2,187
      Other                      -          485            -          841
         Total operating
          expenses          22,121       20,137       41,913       37,546

    Income (loss)
     from operations        13,397      (4,498)       23,345      (7,167)

      Other income (expense)     -           64         (15)           64
      Interest income          211          687          390        1,328
      Interest expense        (26)         (95)         (55)        (150)
      Foreign exchange
       transaction gains
       (losses)              (347)          287        (606)          704
      Income (loss)
       before income taxes  13,235      (3,555)       23,059      (5,221)

    Income tax provision     1,421            -        2,306            -
    Net income (loss)      $11,814     $(3,555)      $20,753     $(5,221)

    Net income (loss) per common share:
         Basic               $0.29      $(0.09)        $0.51      $(0.13)
         Diluted             $0.28      $(0.09)        $0.49      $(0.13)

    Weighted average common
     shares outstanding
     (000's)                41,059       40,797       41,009       40,793
    Weighted average common
     shares outstanding
     and dilutive potential
     common shares (000's)  42,250       40,797       42,200       40,793

                              GSI LUMONICS INC.
              CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
                 (U.S. GAAP and in thousands of U.S. dollars)

                              Three months ended           Six months ended
                             July 2,      June 27,       July 2,     June 27,
                              2004         2003         2004         2003

    Cash flows from operating activities:
    Net income (loss)      $11,814     $(3,555)      $20,753     $(5,221)

    Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
       Loss on disposal
        of assets                -          421            -          421
       Loss on sale
        of investments           -            -           15            -
       Acquired in-process
        research and
        development            430            -          430            -
       Stock-based
        compensation            68            -          119            -
       Depreciation and
        amortization         2,855        2,386        6,601        4,928
       Unrealized loss
        (gain) on
        derivatives              -        (491)            -           13
       Deferred income
        taxes              (3,120)            -      (5,690)            -

    Changes in current assets and liabilities:
       Accounts receivable   7,161        (139)      (1,998)      (4,740)
       Inventories         (4,015)        1,781     (10,896)        4,614
       Other current
        assets             (1,285)      (1,771)        (721)        (693)
       Accounts payable,
        accrued expenses,
        and taxes
        (receivable)
        payable            (1,303)        2,367       10,480          815
       Cash provided by
        operating
        activities          12,605          999       19,093          137

    Cash flows from investing activities:
       Acquisitions of
        businesses        (54,744)      (9,553)     (54,744)      (9,553)
       Purchase of
        leased buildings         -     (18,925)            -     (18,925)
       Sale of assets            -          847            -          847
       Additions to property,
        plant and
        equipment, net       (589)        (306)        (866)        (904)
       Proceeds maturities
        and sales of
        short-term and
        long-term
        investments         15,485      101,184       63,105      142,328
       Purchases of
        short-term and
        long-term
        investments       (12,945)     (86,123)     (39,436)    (112,404)
       (Increase) Decrease
        in other assets      (156)          107        (153)          149
    Cash provided by
     (used in) investing
     activities           (52,949)     (12,769)     (32,094)        1,538

    Cash flows from financing activities:
       Issue of share
        capital              1,309          106        1,637          114
    Cash provided by
     financing activities    1,309          106        1,637          114

    Effect of exchange
     rates on cash and
     cash equivalents          230         (64)          521          328
    Increase (decrease)
     in cash and cash
     equivalents          (38,805)     (11,728)     (10,843)        2,117
    Cash and cash
     equivalents,
     beginning of period    91,997       97,478       64,035       83,633
    Cash and cash
     equivalents,
     end of period         $53,192      $85,750      $53,192      $85,750


                              GSI LUMONICS INC.
                 Consolidated Analysis By Segment (unaudited)
                         (thousands of U.S. dollars)


                           Three months ended           Six months ended

    Sales:            July 2, 2004 June 27, 2003 July 2, 2004 June 27, 2003

    Components             $41,854      $17,610      $75,210      $34,265
    Laser Group             11,924        8,654       23,624       15,642
    Laser Systems           36,364       19,089       70,367       36,915
    Intersegment
     sales elimination     (5,605)        (671)      (9,811)      (1,021)
    Total                  $84,537      $44,682     $159,390      $85,801

    Gross profit %:
    Components               39.7%        39.5%        37.1%        42.0%
    Laser Group               31.4         31.9         29.8         32.1
    Laser Systems             43.4         32.9         44.4         31.2
    Intersegment
     sales elimination        10.8         53.8          9.4         56.5
    Total                    42.0%        35.0%        40.9%        35.4%

    Segment income (loss) from operations:
    Components              $9,456       $3,611      $15,204       $8,466
    Laser Group                698           82        1,095        (389)
    Laser Systems            9,812          575       19,346          174
    Total by segment        19,966        4,268       35,645        8,251

    Unallocated amounts:
      Corporate expenses     4,977        5,353        9,160        9,743
      Amortization of
       purchased intangibles 1,162        1,369        2,710        2,647
      Acquired in-process
       research and
       development             430            -          430            -
      Restructuring and other    -        2,044            -        3,028
      Income (loss)
       from operations    $ 13,397    $ (4,498)      $23,345    $ (7,167)


                              GSI LUMONICS INC.
         Consolidated Sales Analysis By Geographic Region (unaudited)
                          (millions of U.S. dollars)


                                           Three months ended
                                July 2, 2004                June 27, 2003
                                           % of                      % of
                             Sales        Total        Sales        Total
    North America            $41.8          49%        $27.9          63%
    Latin and South America    0.5            1          0.5            1
    Europe (EMEA)             12.0           14          5.5           12
    Japan                     13.4           16          7.6           17
    Asia-Pacific, other       16.8           20          3.2            7
         Total               $84.5         100%        $44.7         100%


                                             Six months ended
                                July 2, 2004              June 27, 2003
                                           % of                      % of
                             Sales        Total        Sales        Total
    North America            $80.6          51%        $48.8          57%
    Latin and South America    0.6            -          0.7            1
    Europe (EMEA)             25.5           16         11.0           13
    Japan                     24.9           16         17.1           20
    Asia-Pacific, other       27.8           17          8.2            9
         Total              $159.4         100%        $85.8         100%


    For more information contact:
    Investor Relations, 613-224-4868, Ann Dempsey, (ext. 2#)


SOURCE  GSI Lumonics Inc.
    -0-                             08/03/2004
    /CONTACT: Ann Dempsey, Investor Relations, GSI Lumonics Inc.,
+1-613-224-4868, ext. 2# /
    /Company News On-Call:  http://www.prnewswire.com/comp/107189.html/
    (GSLI GSI.)

CO:  GSI Lumonics Inc.
ST:  Massachusetts
IN:  CPR
SU:  ERN CCA